Ceasing Control of Credit Suisse Managed Futures Strategy Fund A

As of October 31, 2012, Merchant Holdings ("Shareholder") owned 10,000 shares of the Fund, which represented 100% of the Fund. As of October 31, 2013, Shareholder owned 10,000 shares of the Fund, which represented less than 25.00% of the outstanding shares. Accordingly, Shareholder has ceased to be a controlling person of the Fund.

Ceasing Control of Credit Suisse Managed Futures Strategy Fund C

As of October 31, 2012, Merchant Holdings ("Shareholder") owned 10,000 shares of the Fund, which represented 100% of the Fund. As of October 31, 2013, Shareholder owned 10,000 shares of the Fund, which represented less 25.00% of the outstanding shares. Accordingly, Shareholder has ceased to be a controlling person of the Fund.

 Obtaining Control of Credit Suisse Managed Futures Strategy Fund I

As of October 31, 2012, Merchant Holdings ("Shareholder") owned 2,230,000 shares of the Fund, which represented 99.78% of the Fund. As of October 31, 2013, Shareholder owned 2,230,000 shares of the Fund, which represented 86.25% of the outstanding shares. Accordingly, Shareholder has presumed to be a controlling person of the Fund